EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-954-1100

john.mills@icrinc.com

Cutera® Reports Fourth Quarter and Full Year 2006 Results

— Company Sets New Records for Quarterly Revenue and EPS —

BRISBANE, Calif., January 31, 2007 — Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today reported financial results for the fourth quarter and twelve months ended December 31, 2006. Key financial highlights are as follows:

Fourth quarter 2006, compared with the same quarter in 2005:

•	Revenue increased by $6.5 million, or 27%, from $24.0 million to $30.5 million.

•	GAAP diluted earnings per share, for the fourth quarter of 2006 was $0.50, compared with $0.41 in the fourth quarter of 2005. Non-GAAP(1) diluted earnings per share in the fourth quarter of 2006, which excluded stock-based compensation expenses, was $0.55.

•	Cash generated by operations increased 93%, from $7.6 million to $14.6 million.

Full-year 2006, compared with full-year 2005:

•	Revenue increased by $25.1 million, or 33%, from $75.6 million to $100.7 million.

•	GAAP diluted earnings per share was $0.15. Non-GAAP(1) diluted earnings per share in 2006, which excluded patent litigation settlement and stock-based compensation expenses, was $1.18.

•	Cash and marketable investments balance improved to $108.1 million in 2006.

“We are very pleased with our fourth quarter revenue growth in all of our geographic regions and the overall improvements in operations,” said Kevin Connors, President and Chief Executive Officer. “Our fourth quarter gross margin and operating margin improved to 73%

and 29%, respectively. We believe the strong revenue growth and improved leverage in our operating model, were primarily attributable to the strength of our multiple product offerings and investments in sales force expansion. As a result of these factors, we generated $14.6 million of cash flow from operations in the fourth quarter and ended the year with over $108 million of cash and marketable securities.”

Mr. Connors concluded, “2006 was an exciting year for Cutera - we maintained strong revenue growth, resolved our patent litigation and experienced improved financial leverage in our business model. We are very excited about the opportunities for our company in 2007, as we continue to focus on developing new products and applications and expanding our distribution channels. We expect these efforts will enable us to continue increasing our market share in the growing market for light-based aesthetic systems.”

Guidance:

Management expects revenue for the first quarter and full-year 2007, to be approximately $26 million and $126 million, respectively. This represents a 25% growth from the same periods in the prior year.

For the first quarter and full-year 2007, we expect GAAP diluted earnings per share to be $0.21 and $1.30, respectively. For the same periods, non-GAAP(1) diluted earnings per share, excluding stock-based compensation expenses, is expected to be $0.28 and $1.57, respectively.

Non-GAAP Presentation:

(1)	Effective January 1, 2006, Cutera adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), which required the Company to recognize compensation expense relating to share-based payment transactions in the Statement of Operations. In June 2006, the Company settled its patent litigation. To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP net income and non-GAAP diluted income per share measures that exclude the impact of the litigation settlement and all stock-based compensation expenses, both net of income taxes. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed consolidated financial information attached to this release.

Conference Call:

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PST (5:00 p.m. EST) on January 31, 2007. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.cutera.com and will be archived online within one hour of its completion. In addition, you may call 877-704-5381 to listen to the live broadcast. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Chief Financial Officer.

A telephonic playback will be available from 5:00 p.m. PST (8:00 p.m. EST) on January 31, 2007, through 8:59 p.m. PST (11:59 p.m. EST) on February 14, 2007 by calling 888-203-1112. To access this playback, please enter pass code 8614033.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable dermatologists, plastic surgeons, gynecologists, primary care physicians and other qualified practitioners to offer safe, effective and non-invasive aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s opportunities in 2007, including the development of new products and applications and expansion of distribution channels, leading to increased market share, as well as Cutera’s financial guidance for the first quarter and full-year 2007, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Cutera’s fourth quarter and year ended December 31, 2006 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment. Estimates for the first quarter and fiscal year 2007 financial performance are subject to a number of assumptions regarding the future operation of our business. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its most recent 10-K and 10-Q as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$11,800	$5,260
Marketable investments	96,285	86,736
Accounts receivable, net	9,601	6,478
Inventory	5,220	5,245
Deferred tax asset	5,792	3,027
Other current assets	2,702	3,728

Total current assets	131,400	110,474

Property and equipment, net	1,029	1,015
Intangibles, net	1,446	469

Total assets	$133,875	$111,958

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,212	$1,352
Accrued liabilities	13,675	9,131
Deferred revenue	3,514	1,673

Total current liabilities	19,401	12,156

Deferred rent	1,424	1,096
Deferred revenue, net of current portion	3,258	1,469
Deferred tax liability	60	60

Total liabilities	24,143	14,781

Stockholders’ equity:
Common stock	13	12
Additional paid-in capital	86,242	77,705
Deferred stock-based compensation	(331)	(2,171)
Retained earnings	23,866	21,743
Other comprehensive loss	(58)	(112)

Total stockholders’ equity	109,732	97,177

Total liabilities and stockholders’ equity	$133,875	$111,958

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net revenue	$30,481	$23,953	$100,692	$75,620
Cost of revenue	8,349	6,149	29,859	19,792

Gross profit	22,132	17,804	70,833	55,828

Operating expenses:
Sales and marketing	7,865	7,167	32,890	25,021
Research and development	1,935	1,421	6,473	5,353
General and administrative	3,578	2,263	15,192	8,782
Litigation settlement	—	—	18,935	—

Total operating expenses	13,378	10,851	73,490	39,156

Income (loss) from operations	8,754	6,953	(2,657)	16,672
Interest and other income, net	981	683	3,596	2,034

Income before income taxes	9,735	7,636	939	18,706
Provision (benefit) for income taxes	2,620	1,825	(1,184)	4,905

Net income	$7,115	$5,811	$2,123	$13,801

Net income per share:
Basic	$0.56	$0.48	$0.17	$1.20

Diluted	$0.50	$0.41	$0.15	$1.00

Weighted-average number of shares used in per share calculations:
Basic	12,749	12,026	12,558	11,535

Diluted	14,346	14,291	14,278	13,864

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Cash flows from operating activities:

Net income	$7,115	$5,811	$2,123	$13,801
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	233	185	869	689
Change in allowance for doubtful accounts	(80)	(14)	(143)	(310)
Provision for excess and obsolete inventory	—	471	90	905
Change in deferred tax asset/liability	919	(1,347)	(2,765)	(735)
Stock based compensation	1,311	240	4,542	1,442
Tax benefit from stock option exercises	1,808	4,312	1,808	7,437
Excess tax benefit related to share-based compensation expense	(1,032)	—	(1,032)	—
Changes in assets and liabilities:
Accounts receivable	(397)	(1,133)	(2,980)	475
Inventory	338	(716)	(65)	(3,146)
Other current assets	1,296	(1,215)	1,026	(2,850)
Accounts payable	816	(273)	860	157
Accrued liabilities	761	578	4,175	937
Deferred rent	82	112	328	448
Deferred revenue	1,404	559	3,630	1,138

Net cash provided by operating activities	14,574	7,570	12,466	20,388

Cash flows from investing activities:
Acquisition of property and equipment	(201)	(125)	(642)	(539)
Acquisition of intangibles	—	—	(1,218)	(165)
Proceeds from sales of marketable investments	11,219	30	23,522	18,324
Proceeds from maturities of marketable investments	22,746	15,575	99,439	49,948
Purchase of short-term investments	(42,649)	(24,915)	(132,456)	(95,910)

Net cash used in investing activities	(8,885)	(9,435)	(11,355)	(28,342)

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	2,021	2,397	4,397	6,144
Excess tax benefit related to share-based compensation expense	1,032	—	1,032	—

Net cash provided by financing activities	3,053	2,397	5,429	6,144

Net increase (decrease) in cash and cash equivalents	8,742	532	6,540	(1,810)
Cash and cash equivalents at beginning of period	3,058	4,728	5,260	7,070

Cash and cash equivalents at end of period	$11,800	$5,260	$11,800	$5,260

Supplemental disclosure of cash flow information:
Cash paid (received) for income taxes, net	$(1,320)	$212	$(1,990)	$1,837
Change in deferred stock-based compensation, net of terminations	$(10)	$(6)	$(1,271)	$1,387

CUTERA, INC.

CONSOLIDATED REVENUE HIGHLIGHTS

(in thousands, except percentage data)

(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
Revenue By Geography:
United States	$21,583	$18,274	+18%	$70,299	$54,506	+29%
International	8,898	5,679	+57%	30,393	21,114	+44%

	$30,481	$23,953	+27%	$100,692	$75,620	+33%

Revenue By Product Category:
Products	$25,974	$19,937	+30%	$84,700	$63,349	+34%
Product upgrades	1,713	2,060	-17%	6,006	6,630	-9%
Service	1,772	1,224	+45%	5,890	3,881	+52%
Titan refills	1,022	732	+40%	4,096	1,760	+133%

	$30,481	$23,953	+27%	$100,692	$75,620	+33%

CUTERA, INC.

NON-GAAP RECONCILIATION OF NET INCOME AND NET INCOME PER SHARE

(in thousands, except per share data)

(unaudited)

	Three Months Ended 12/31/2006	Twelve Months Ended 12/31/2006
GAAP net income	$7,115	$2,123

Non-GAAP adjustments to net income
Litigation settlement (a)	—	18,935
Income tax effect of litigation settlement (c)	—	(7,199)
Stock-based compensation (b)	1,311	4,542
Income tax effect of stock-based compensation (c)	(534)	(1,568)

Total non-GAAP adjustments to net loss	777	14,710

Non-GAAP net income	$7,892	$16,833

GAAP diluted income per share	$0.50	$0.15
Non-GAAP adjustments to diluted income per share
Litigation settlement, net of income tax effect (a)(c)	—	0.82
Stock-based compensation, net of income tax effect (b)(c)	0.05	0.21

Non-GAAP diluted net income per share	$0.55	$1.18

Weighted-average shares used to compute both GAAP and non-GAAP diluted net income per share	14,346	14,278

(a)	Includes litigation settlement expense recorded in June & September 2006.
(b)	Includes all non-cash stock-based compensation charges recorded in accordance with SFAS 123(R).
(c)	The income tax effect is based on the marginal tax impact of excluding the litigation settlement and stock based compensation expenses from the tax provision. It also includes the year-to-date true-up adjustment recorded in the quarter ended December 31, 2006.

CUTERA, INC.

NON-GAAP RECONCILIATION OF GUIDANCE NET INCOME AND NET INCOME PER SHARE

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2007	Year Ended December 31, 2007
Guidance GAAP net income	$3,100	$19,000

Non-GAAP adjustments to net income
Stock-based compensation (a)	1,400	5,800
Income tax effect of stock-based compensation (b)	(455)	(1,900)

Total non-GAAP adjustments to net income	945	3,900

Guidance non-GAAP net income	$4,045	$22,900

Guidance GAAP diluted net income per share	$0.21	$1.30

Non-GAAP adjustments to GAAP diluted net income per share
Stock-based compensation, net of income tax effect (a)(b)	0.07	0.27

Guidance non-GAAP diluted net income per share	$0.28	$1.57

Weighted-average shares used to compute GAAP and non-GAAP diluted net income per share	14,475	14,650

(a)	Includes all non-cash stock-based compensation charges recorded in accordance with SFAS 123(R).
(b)	The income tax effect is based on the marginal tax impact of excluding the stock based compensation expenses from the tax provision.